EXHIBIT 5.1

July 22, 2010

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Re:	Registration Statement on Form S-3 filed by CenterState Banks, Inc.

Ladies and Gentlemen:

We have acted as special Florida counsel for CenterState Banks, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-3 (No. 333-163465) filed with the Securities and Exchange Commission on December 3, 2009 pursuant to the Securities Act of 1933, as amended (the “Registration Statement”) and the Prospectus Supplement dated July 22, 2010 forming a part thereof (the “Prospectus Supplement”). The Prospectus Supplement relates to the offer by the Company of 3,600,000 shares of its common stock, $0.01 par value per share (the “Common Stock”), and up to 540,000 additional shares of Common Stock to cover over-allotments, if any (collectively, the 4,140,000 aggregate shares of Common Stock are referred to as the “Shares”). The Shares are being offered to the public by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) entered into by the Company and Keefe, Bruyette & Woods, Inc.

We have examined such documents, proceedings and records of the Company as we deemed necessary as a basis for the opinions expressed herein. In our examination, we have assumed the validity of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing and subject to such legal considerations as we have deemed relevant, we are of the opinion that Shares have been duly authorized by the Company and will be, when and if sold in accordance with and as contemplated by the Underwriting Agreement and the Prospectus Supplement, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of Florida.

CenterState Banks, Inc.

July 22, 2010

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us as special counsel for the Company under the caption “Experts” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, SMITH MACKINNON, PA

By:	/s/ John P. Greeley
John P. Greeley

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